UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

ENVISION SOLAR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-147104	20-8457250
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7675 Dagget Street, Suite 150, San Diego, CA	92111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 799-4583

CASITA ENTERPRISES, INC.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 27, 2010, the Board of Directors approved the nomination of Mr. John Evey to serve on the Board of the Company. Since 2007, Mr. Evey served as Vice President for Development at the J. Craig Venter Institute (“JCVI”), where he is responsible for generating collaborative partnerships and financial resources from all sources except federal research agencies for JCVI which is advancing genomic research to benefit human health and the environment. From 2002 to 2007, Mr. Evey served as Assistant Director of the Scripps Institution of Oceanography and Executive Director of Development for Marine Sciences at University of California, San Diego (“UCSD”). Before coming to Scripps and UCSD, Mr. Evey was Vice President for Institutional Advancement at the University of the Pacific and served, prior to that, for more than a decade as Director of Development at Oregon State University. At Pacific, Mr. Evey was responsible for all external relations programs for that three-campus university (Stockton, Sacramento, and San Francisco). As Director of Development for Oregon State, he was responsible for the university’s entire charitable gift development program. His earlier experience includes roles as founding director of the Office for Resource Development at the Oregon Shakespeare Festival and as the initial association executive for the statewide arts lobby, Oregon Advocates for the Arts. As a volunteer, he founded the Southern Oregon Land Conservancy. As an officer of the Travel Industry Council of Oregon, Mr. Evey and two colleagues successfully advocated the creation and funding of a Tourism Division in the Oregon Department of Economic Development. Mr. Evey is a member of the Host Committee for the Kyoto Prize Symposium in San Diego, which helps to host the Kyoto Prize laureates each spring.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVISION SOLAR INTERNATIONAL, INC.

Date: May 13, 2010	By:	/s/ Robert Noble
Robert Noble, Chief Executive Officer